EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forest Laboratories, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 033-54965) and Form S-8 (No. 333-118969, No. 333-48656, No. 333-65715 and No. 033-56221) of Forest Laboratories, Inc. and Subsidiaries of our reports dated May 25, 2007, relating to the consolidated financial statements, and the effectiveness of Forest Laboratories, Inc. and Subsidiaries’ internal control over financial reporting, which appears in the Annual Report to Shareholders, incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 25, 2007 relating to the financial statement schedules, which appear in this Form 10-K.

 /s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York
May 29, 2007